Exhibit 5

Sun Life Insurance and Annuity Company of New York
One Sun Life Executive Park
Wellesley Hills, MA 02481
Re:	Sun Life Insurance and Annuity Company of New York

Gentlemen and Ladies:

     I have acted as counsel to Sun Life Insurance and Annuity Company of New York ("the Company") in connection with the above-captioned registration statement (the "Registration Statement") with respect to the registration of certain market value adjusted interests under annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this opinion, I have examined the Registration Statement and have examined such other documents and reviewed such questions of New York law as I considered necessary and appropriate. Based on such examination and review it is my opinion that:

     1.   The Company is a corporation duly organized and validly existing under the laws of the state of New York.

     2.   The Contracts when issued in the manner described in the Registration Statement will be validly issued and will represent binding obligations of the Company under New York law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference this opinion under the caption "Legal Matters" in the prospectuses that are incorporated into the Registration Statement by reference.
Very truly yours,

/s/ SANDRA M. DaDALT
Sandra M. DaDalt, Esq.

May 1, 2006